AGREEMENT

This agreement (“Agreement”) is entered into as of the 4th day of October, 2005,

BETWEEN:

                NORWOOD PACKAGING LTD., 8519 – 132nd Street, Surrey, BC, V3W 4N8 (“Norwood”)

AND:

                ALDA Pharmaceuticals Corp. of 635 Columbia Street, New Westminster, BC V3M 1A7 (“ALDA”).

WHEREAS ALDA has developed a disinfectant product known as T36® Disinfectant (“T36D”), formerly known as ViralexTM and

WHEREAS Norwood has the capabilities to manufacture T36D,

The Parties agree as follows:

1.	Norwood will manufacture T36D for ALDA according to specifications provided in Schedule “A”.
2.	ALDA will provide Norwood with the label designs.
3.	Norwood will assume all of the costs of manufacturing, except label design, and having T36D ready to ship from its warehouse in minimum quantities of one-half skid or 18 cases.
4.	Norwood will maintain 2 months inventory of T36D as specified by ALDA from time to time.
5.	ALDA will be responsible for the costs of marketing and sales support.
6.	ALDA will arrange for the shipping of products from Norwood’s warehouse to ALDA’s customers at no cost to Norwood. Norwood has the option to provide a quote to ALDA for shipping costs.
7.

Upon receipt of an order from ALDA, Norwood will prepare the required shipping documents except for shipments to Esthetics Plus for which ALDA Pharmaceuticals Corp. will prepare the waybills for each case of product and deliver the waybills to Norwood for attachment to the individual cases by Norwood.

8.	ALDA will set its prices according to the attached “ViralexTM with T3 6® Distributor Price List” (“the Price List”).
9.	ALDA will advise Norwood of any changes to the Price List 45 days in advance.
10.	For each order received from ALDA, Norwood will calculate the value of the product being shipped from the Price List, as described in Paragraph 11, with the exceptions of:
	a.	sales to Esthetics Plus as described in Paragraph 12 and
	b.	free samples, as described in Paragraph 13.
11.	Norwood will invoice ALDA as follows:
	a.	For 480 ml. bottles, 40% of the value of the shipment calculated from the Price List plus GST and
	b.	For 4 litre jugs, 65% of the value of the shipment calculated from the Price List plus GST.
12.

For shipments to Esthetics Plus, ALDA will advise Norwood, at the time of the shipment, of the total value of the order plus GST and Norwood will invoice ALDA for 65% of value of the 4 litre jugs, 40% of the value of the 480 ml bottles plus GST.

13.

For free samples, Norwood will invoice ALDA for Norwood’s cost to manufacture the free samples plus GST. ALDA will provide Norwood with 30 days advance notice of any intended sales promotions in which free samples are to be given to customers at no cost by ALDA. Norwood will manufacture amounts of free samples if agreed to in advance by Norwood. It is estimated that the quantity of free samples provided by ALDA to its customers will not exceed 5% of the total manufacturing of 480 ml and 4 litre bottles of T36D undertaken in any given year by Norwood plus 10,000 of the 60 ml sample bottles per year.

14.	ALDA will pay Norwood within 35 days after the date of any invoice submitted to ALDA by Norwood.
15.

In the event that Norwood sells T36D to any of its customers, Norwood will provide ALDA with a monthly summary of Norwood’s invoices showing the amount of T36D sold in each individual sale and the amount owed to ALDA based on ALDA receiving 35% of the value of 4 litre jugs and 60% of the value of 480 ml bottles, both calculated from the Price List, plus GST. Norwood will pay ALDA within 35 days after the date of any invoice provided by Norwood to Norwood’s customers.

16.	If any T36D is returned due to manufacturing defects, Norwood will replace the defective product with new product at Norwood’s cost.
17.	Norwood will have the Right of First Refusal to manufacture other products for ALDA under similar, but not necessarily identical, terms.
18.	This Agreement may be terminated:
	a.	if either party provides the other party with 90 days written notice,
b.

by either party if there has been a breach of any provision of this Agreement and thirty (30) days has elapsed from the date that written notice has been sent to the party in breach by the other party or

c.

at the option of either party, if the other party becomes insolvent; violates the laws, regulations, rules, or statutes of any government; ceases doing business; makes an assignment for the benefit of creditors; or commits an act of bankruptcy. A failure by either party to exercise any right hereunder shall not operate as a waiver of such right and all remedies contained herein shall be cumulative.

The terms above are accepted by:

ALDA PHARMACEUTICALS CORP.
Per:

“Terrance G. Owen”
Terrance G. Owen, President & CEO

AND

NORWOOD PACKAGING LTD.
Per:

“Daryl Martini”
Daryl Martini, President

SCHEDULE “A”

Specifications

Cartons:
(a) 480-ml T36® Disinfectant. 11.75” x 8.875” x 7.50”, Kraft at least 200, Style: RSC-TAB.
(b) Divider – interlocking for 12 bottles, Kraft Tst: 125.
(c) Information for labeling:

(i) Side panels:
The Best Available Technology
T36® Disinfectant
Hospital Grade Disinfectant
Limited Quantity

ALDA Pharmaceuticals Corp.
635 Columbia Street, New Westminster, BC, V3M 1A7, Canada.
604-521-8300                   www.aldacorp.com

(ii) End panels:
480 ml x 12

(d) 4-Litre T36® Disinfectant. 12.25” x 12.25” x 12.0”, Kraft Tst. at least 200, Style: RSC-TAB.
(e) Information for labeling:

(i) Side panels:
The Best Available Technology
T36® Disinfectant
Hospital Grade Disinfectant
Limited Quantity

ALDA Pharmaceuticals Corp.
635 Columbia Street, New Westminster, BC, V3M 1A7, Canada.
604-521-8300                         www.aldacorp.com

(ii) End panels:
4-Litre x 4

ALDA Pharmaceuticals Corp.

Caps:
(f) 480-ml bottle, 28 mm, foil-lined cap, 28-400 white PP foil seal M1 Product Code 23-2105 (Richards).
(g) 4-litre bottle, 38 mm, foil-lined cap, 23-2949 product code (Richards).

Bottles:
(h) 480-ml, Richards Packaging Ltd. product number 51130164, (clear 31 gms, or white 36 gms) or equivalent.
(i) 4-litre bottle, Richards Packaging Ltd. product number 51180034, 125 gms or equivalent.

Pump: Heavy-duty pump, Richards Packaging Ltd product number 50-1706, or equivalent. (for the 4-liter package)
Sprayer: Richards Packaging Ltd. product number 5910-BA, or equivalent.